August 3, 2021 Helmerich & Payne, Inc. Announces the Appointment of New Director TULSA, Oklahoma, – August 3, 2021 (Business Wire) – Helmerich & Payne, Inc. (NYSE:HP) today announced that Belgacem Chariag was appointed to the Company’s Board of Directors. Chariag is currently the Chairman, President and Chief Executive Officer of PQ Group Holdings, a leading integrated and innovative global provider of specialty catalysts, materials, chemicals and services. He served in multiple positions with Baker Hughes in his 9-year tenure where he rose to Chief Global Operations Officer. Prior to that role he served as President, Eastern Hemisphere; President, Global Products and Services; Chief Integration Officer; and President Global Operations. He also held various senior level positions during his 20-years with Schlumberger. Chairman of the Board, Hans Helmerich stated, “We are pleased to have Belgacem join our Board of Directors. His broad and deep experience in oil field services worldwide, along with his understanding of changing and complex energy markets, will bring a valuable perspective.” With Chariag’s appointment, Helmerich & Payne’s Board has expanded to include 12 members. About Helmerich & Payne, Inc. Founded in 1920, Helmerich & Payne, Inc. is committed to delivering industry leading drilling productivity and reliability. H&P operates with the highest level of integrity, safety and innovation to deliver superior results for our customers and returns for shareholders. Through its subsidiaries, the Company designs, fabricates and operates high-performance drilling rigs in conventional and unconventional plays around the world. H&P also develops and implements advanced automation, directional drilling and survey management technologies. For more information, visit www.helmerichpayne.com. Helmerich & Payne uses its website as a channel of distribution for material company information. Such information is routinely posted and accessible on its Investor Relations website at www.helmerichpayne.com. # # # IR Contact: Dave Wilson, Vice President of Investor Relations 918-588-5190 investor.relations@hpinc.com Exhibit 99.1